SEITEL, INC.

AUTHORIZATION

The undersigned, John E. Steiglitz, hereby authorizes Marcia H. Kendrick to execute any Form 3, Form 4, or Form 5 to be filed with the Securities and Exchange Commission with respect to Seitel, Inc. for a period of one year from the date hereof.

Date: January 1, 2003

/s/ John E. Steiglitz

John E. Steiglitz